Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HUDSON GLOBAL, INC.
____________________________________

HUDSON GLOBAL, INC., a corporation duly organized and existing under the General Corporation Law of the State Delaware (the "Corporation"), does hereby certify that:

1.The amendments to the Corporation’s Amended and Restated Certificate of Incorporation set forth below were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to by the stockholders of the Corporation at a meeting called in accordance with Section 222 of the General Corporation Law of the State of Delaware.

2.Article V, Section 2 of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

"(2) Number of Directors. The number of directors constituting the entire board of directors shall be fixed, and may be increased or decreased from time to time, exclusively by resolutions of the board of directors, and such number shall never be more than eleven nor less than three."

3.Article XIV, Section 1, subparagraph (g) of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

"(g) "Effective Date" means July 20, 2018."

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 31st day of July, 2018.

HUDSON GLOBAL, INC.

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Chief Executive Officer